                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                               ARAMARK Corporation
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                                       PRELIMINARY DRAFT 11/3/98



                                [ARAMARK LOGO]



                    Notice of Annual Meeting of Stockholders


To our Stockholders:

         ARAMARK Corporation will hold its annual stockholders meeting on the Sixteenth Floor of ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania, on [Tuesday, February 9, 1999], at 3:00 p.m. Philadelphia time, for the following purposes:

                  1.       To elect directors for the ensuing year.

                  2. To consider and act upon a proposal to amend and restate the Certificate of Incorporation to eliminate the automatic conversion of shares of Class B Common Stock into shares of Class A Common Stock upon termination of employment.

                  3. To consider and act upon a proposal to approve the Senior Executive Annual Performance Bonus Arrangement.

                  4. To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on [December 23, 1998] as the record date for determination of the stockholders entitled to notice of and to vote at the meeting. During the ten days prior to the meeting, stockholders may examine a stockholder list for any purpose germane to the meeting at ARAMARK's offices at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania.

         This year, stockholders can vote their shares by using a toll-free telephone number or via the Internet. Instructions for using these convenient new services are provided on the proxy card. Of course, you may still vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided.

         Whether or not you expect to attend the meeting in person, please vote your shares in one of the three ways described above.


                                               Martin W. Spector
                                               Executive Vice President
                                               and Secretary

Dated:  [January 5, 1999]

                                 [ARAMARK LOGO]




                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS


Solicitation by Board of Directors

         We are furnishing this proxy statement in connection with the solicitation by the Board of Directors of ARAMARK Corporation (herein called ARAMARK or the Company) of proxies for use at the annual stockholders meeting to be held on February 9, 1999 and at any adjournment thereof. Stockholders may submit proxies by mail, by phone, or by e-mail by following the instructions on the proxy card included with this proxy statement. Stockholders who submit proxies may revoke them at any time before they are voted by submitting a later-dated proxy, or by delivering written notice of revocation to the Secretary of ARAMARK, or by personally notifying the Secretary of ARAMARK at the meeting.

         ARAMARK's executive offices are located at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107 (telephone: 215-238-3000). We expect to mail proxy cards and proxy statements to our stockholders on or about January 5, 1999.

Shares Outstanding and Voting Rights


         Only holders of shares of Class A Common Stock and Class B Common Stock of record at the close of business on December 23, 1998 are entitled to vote at the meeting. On that date, [2,516,081] shares of Common Stock Class A and [62,927,645] shares of Common Stock Class B (together, the Common Stock) were outstanding. Each holder of Common Stock entitled to vote will have the right to one vote for each such share standing in his, her or its name on the books of ARAMARK.


         All shares represented in person or by proxy will be counted for quorum purposes. Where a stockholder does not specify a choice on a properly submitted proxy, the shares will be voted as recommended by the Board of Directors. Where a stockholder withholds a vote on the election of any director, such vote will not be counted as entitled to vote (i.e., will not be counted as a vote cast) with respect to that election. Abstentions will be counted as votes cast (i.e., will be counted as votes against) on any matter to which they relate.

1.       Election of Directors


         Stockholders will elect [ten] directors by a plurality of the votes cast at the meeting. The persons listed below are proposed to be elected to serve until the next annual meeting of stockholders and the election and qualification of their respective successors:


Joseph Neubauer                      Lee F. Driscoll, Jr.
James E. Ksansnak                    Mitchell S. Fromstein
Patricia C. Barron                   Edward G. Jordan
Robert J. Callander                  Thomas H. Kean
Ronald R. Davenport                  James E. Preston

         If, due to circumstances not now foreseen, any of the nominees becomes unavailable for election, the proxy agents named in the proxies will have the right to vote for a substitute in each case, or the Board of Directors will take appropriate action to reduce the number of directors.

2.       Restated Certificate of Incorporation

         The Board of Directors has unanimously approved an amendment and restatement of the Company's Restated Certificate of Incorporation (the Certificate) and directed that the proposed amendment and restatement (the Amendment) be submitted to the stockholders for their approval. The Board believes that the Amendment significantly simplifies the Certificate. The following is a summary of the more significant changes provided by the Amendment. A copy of the Amendment with changes from the Certificate marked, is attached as Annex A. Stockholders are urged to read the Amendment, which shows the complete text of changes only summarized below as well as changes not included in the summary.

         Conversion of Stock upon Termination of Employment. The proposed Amendment will eliminate the automatic conversion of Class B Common Stock into Class A Common Stock upon a management investor's termination of employment with ARAMARK.

         Currently, when the employment of a management investor terminates, all of the shares of Class B Common Stock held by the management investor and his permitted transferees are automatically converted into shares of Class A Common Stock on the basis of 10 shares of Class B Common Stock converting into one share of Class A Common Stock, with fractional shares being cashed out. The Company still retains the right, under the Stockholders' Agreement, to Call, or repurchase, such shares of Class A Common Stock at the Class B equivalent price (i.e., the Appraisal Price applicable to the shares of Class B Common Stock, had such conversion not occurred).

         In almost all instances, the Company exercises its Call right promptly after a termination of employment. In these instances, the conversion happens concurrently with repurchase pursuant to the Call: The shares of Class B Common Stock are converted into Class A Common Stock, and then the shares of Class A Common Stock are repurchased at the Class B equivalent price. As a result, the repurchase transaction becomes more complex, and has the potential to confuse and alienate the former management investor and his permitted transferees. Although the Company has taken steps to simplify the process, it remains complex and potentially confusing. This complexity is unnecessary and would be avoided if the automatic conversion feature of the Class B Common Stock upon termination of employment were eliminated.

         In the relatively few instances where the Company does not exercise its Call right promptly, the Company still views these shares as the economic equivalent of Class B Common Stock; in fact, the Stockholders Agreement continues to treat these stockholders as management investors rather than outside investors. However, these stockholders are recognized under corporation law and under federal securities law as holders of Class A Common Stock with the rights and privileges thereof. Accordingly, in some instances the Company has been required to treat such holders economically as outside investors when it would not otherwise have done so, and in other instances this complexity has confused such holders. Elimination of the automatic conversion feature upon termination of employment would allow the Company to treat shares of Common Stock held by former employees and their permitted transferees as the economic equivalent of shares held by management employees in all instances.

         The automatic conversion feature upon termination of employment was originally included in the Certificate to assure that voting power would be concentrated in the stockholders who were current employees of the Company. The Board of Directors has determined that this conversion feature is no longer necessary, and proposes to eliminate it.

         Stockholder Approval. To be adopted, the proposed Amendment must receive the affirmative vote of a majority of the outstanding shares of the Class A Common Stock and the Class B Common Stock, voting as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.

         The Board of Directors recommends a vote FOR the Amendment.

3.       Senior Executive Annual Performance Bonus Arrangement


         The Senior Executive Annual Performance Bonus Arrangement (Arrangement) is intended to provide for an annual performance bonus for the chief executive officer (CEO) and any other designated executive officer of the Company upon the attainment of preestablished performance goals, which annual performance bonus will be excluded from the computation of compensation for purposes of the U.S. income tax deductibility limitation on executive officer compensation. The proposed Arrangement expands the current arrangement, which currently applies only to the CEO, expands the list of metrics that the Committee may select as annual performance goals, increases the maximum annual performance bonus that may be paid, and extends the term of the arrangement for an additional two years through fiscal year 2003.


         Background. Current U.S. income tax laws deny a deduction for certain compensation in excess of $1 million per year paid to the executive officers required to be named under "Executive Compensation." Certain compensation, including compensation based on the achievement of preestablished performance goals (performance-based compensation), is excluded from this deduction limit. For compensation to qualify for the performance-based compensation exclusion, the material terms pursuant to which the performance-based compensation is to be paid, including the performance goals, must be disclosed to, and approved by, the stockholders prior to the payment.

         In February 1997, the stockholders approved an arrangement that applied only to Mr. Neubauer. All other executive officers participate in the Company's management incentive bonus plan. (Although the award of bonuses under that plan is based upon attainment of performance goals, such plan does not meet the performance-based compensation requirements to assure income tax deductibility.)

         The Board of Directors has approved and recommended for stockholder approval, a proposal to expand the bonus arrangement that currently applies only to Mr. Neubauer. Under the proposed Arrangement, the committee administering the Arrangement will have the flexibility to add additional senior executives as participants to the Arrangement and thereby better assure that all bonus payments will qualify as deductible compensation expense for the Company under U.S. income tax laws. This Arrangement is designed to qualify as performance-based compensation under current U.S. income tax laws. Participants in the Arrangement for any fiscal year may not also participate in the management incentive bonus plan for the same fiscal year. However, the Arrangement does not limit the ability of the Board of Directors to adopt any additional bonus plan or to pay any other compensation, including any additional bonus, to any executive officer or other employee. Any such additional bonus would not be considered performance-based compensation unless it complied with the stockholder approval and other requirements of U.S. income tax laws.


         Description of the Arrangement. The Human Resources, Compensation and Public Affairs Committee (the Committee) has been designated by the Board of Directors to administer the provisions of the Arrangement. The Board retains the authority to designate a different committee to administer the Arrangement. In any event, only members of the Committee who are independent directors may vote on matters relating to the Arrangement. The Committee is required generally to designate participants and, for each participant, to set one or more performance goals for a fiscal year not later than 90 days after the beginning of such fiscal year.


         The Committee may designate as participants for any fiscal year any executive officer of the Company. This designation may vary from year to year, and is anticipated will be based primarily on the Committee's judgment as to which executive officers are likely to be named in the Company's proxy statement and are expected to have compensation in excess of $1 million. For fiscal 1999, the Committee has designated Messrs. Leonard and Kiernan as participants, in addition to Mr. Neubauer.

         Under the Arrangement, the annual performance goals, which may differ for each participant, must be based on attainment of target levels of, or a targeted percentage increase in, one or more of the following Company or business group criteria: Earnings Before Interest and Taxes (EBIT), Return on Net Assets (RONA), Net Income, After Tax Return on Investment (ATROI), Sales, Revenues, Earnings Per Share, Total Shareholder Return, Return on Equity (ROE), Return on Investment (ROI), Total Business Return, Return on Gross Investment
(ROGI), Operating Cash Flow or Free Cash Flow. The maximum annual performance bonus payable to any participant in respect of any fiscal year under the Arrangement is $3,000,000, or such lesser amount as may be set by the Committee for such participant at the time it establishes the annual performance goals. The Committee shall increase the attainment of performance goals to offset (a) a change in accounting standards, (b) a significant acquisition or divestiture,
(c) a significant capital transaction, or (d) any other unusual, nonrecurring items which are separately identified and quantified in ARAMARK's audited financial statements, so long as such accounting change is required or such transaction or nonrecurring item occurs after the goals for the fiscal year are established. The Committee at its sole discretion may reduce, but may not increase, the amount of the annual performance bonus that would be otherwise payable under the Arrangement. In making this determination, the Committee may take into consideration any and all factors relating to ARAMARK's and the participant's performance for such fiscal year.

         The Arrangement shall be effective, beginning for fiscal year 1999, upon its approval by the stockholders of ARAMARK. The Committee may, without further action by the stockholders, amend the Arrangement from time to time as it deems desirable; provided, that no such amendment may increase the employees who may be designated as participants under the Arrangement, change the permitted performance measures, increase the maximum bonus payable under the Arrangement or make any other change requiring further approval under U.S. income tax laws. The Arrangement, unless earlier terminated, will be effective for each of the five fiscal years 1999 through 2003. The Board of Directors may, in its discretion, terminate the Arrangement at any time.


         Stockholder Approval. If the Arrangement is not approved, then Mr. Neubauer will continue to participate in the current CEO arrangement, and other executive officers will continue to participate in the management incentive bonus plan to the same extent as in previous years. To be approved, the Arrangement must receive the affirmative vote of the holders of a majority of the shares of the Class A Common Stock and the Class B Common Stock present in person or represented by proxy at the meeting (voting as a single class).

         The Board of Directors recommends a vote FOR the Arrangement.

Directors

Name (Age as of November 1, 1998)                   Office Held (Committee)                       Since
---------------------------------                   ------------------------                      -----
Joseph Neubauer (57)......................          Chairman and Director (1)(2)(3)               1979
James E. Ksansnak (58)....................          Vice Chairman and Director                    1997
Patricia C. Barron (55)...................          Director (1)                                  1997
Robert J. Callander (67)..................          Director (2)(3)(4)(5)                         1986
Ronald R. Davenport (62)..................          Director (1)(4)(5)                            1980
Lee F. Driscoll, Jr. (72).................          Director (1)                                  1973
Mitchell S. Fromstein (70)................          Director (3)(4)                               1990
Edward G. Jordan (68).....................          Director (1)(2)(3)                            1980
Thomas H. Kean (63).......................          Director (3)(4)                               1994
James E. Preston (65).....................          Director (2)(3)(4)                            1993


---------------------

The numbers following the offices held by the directors indicate membership in the following Board committees during fiscal 1998

        (1) Audit and Corporate Practices
        (2) Executive
        (3) Finance
        (4) Human Resources, Compensation and Public Affairs
        (5) Stock

Directors Meetings and Committees


         ARAMARK's Board of Directors held [11] meetings during fiscal 1998. The Board has certain standing committees which are described below. During fiscal 1998, each director attended at least 75% of the aggregate of all Board meetings and all meetings of committees on which he or she served.

         The Audit and Corporate Practices Committee reviews the periodic financial reports and the accounting principles used by the Company and the adequacy of the Company's system of internal controls. It also reviews with the independent public accountants and the internal audit department the scope of their audits, their audit reports and any recommendation made by them to determine whether these activities are reasonably designed to assure the soundness of accounting and financial procedures. It recommends the action to be taken with respect to the appointment, and approves the compensation, of the Company's independent public accountants and monitors compliance with the Company's business conduct policy. It held [four] meetings during fiscal 1998.

         The Executive Committee has the full power of the Board of Directors when the Board is not in session, with specific limitations relating to certain corporate governance or other corporate matters. The committee [did not hold any] meetings in fiscal 1998.

         The Finance Committee reviews the overall financial and business plans of the Company, including capital expenditures, acquisitions and divestitures, securities issuances and incurrences of debt and the performance of the Company's retirement benefit plans. It recommends to the Board specific transactions involving the foregoing, and it has been empowered by the Board to approve certain financial commitments and acquisitions and divestitures by the Company up to specified levels. It held [five] meetings during fiscal 1998.


         The Human Resources, Compensation and Public Affairs Committee consists entirely of outside directors. The committee determines the base salary of each of the Chairman and Chief Executive Officer and the President and Chief Operating Officer (subject to review and approval by the Board) and approves the salaries and bonuses paid to officers and other employees who are line of business presidents or whose current or proposed base salary exceeds $200,000 per annum. It reviews appointments to senior management positions and the nature and scope of the Company's employee benefit plans. It also reviews and recommends the compensation of outside directors and reviews the Company's contribution policy and practices for its retirement benefit plans. The committee is also authorized to exercise the Company's rights and powers under the Restated and Amended Stockholders' Agreement, including approval of grants of stock purchase opportunities under the ARAMARK Ownership Program as well as the annual approval of an internal market policy providing for the repurchase of shares from management investors. It held [five] meetings during fiscal 1998.


         The Stock Committee consists of two outside directors. The committee has concurrent authority, with the Human Resources, Compensation and Public Affairs Committee, to approve specific transactions involving Company stock between officers and directors and the Corporation. [It did not hold any] meetings during fiscal 1998.

Business Experience

         The principal occupations of the Company's directors during the past five years and other directorships currently held by the directors are as follows:

         Mr. Neubauer has been chief executive officer of the Company since February 1983 and the chairman since April 1984; he was President of the Company from February 1983 to May 1997. He is a director of Bell Atlantic Corporation, CIGNA Corporation, Federated Department Stores, Inc. and First Union Corporation.

         Mr. Ksansnak has been vice chairman of the Company since May 1997. From February 1991 to May 1997 he was executive vice president of the Company; from May 1986 to February 1991 he was senior vice president of the Company; and from May 1986 to May 1997 he was chief financial officer of the Company. He is a director of Advanta Corp. and CSS Industries, Inc.

         Ms. Barron is executive-in-residence and senior fellow at the Leonard
N. Stern School of Business of New York University. She was vice president, Business Operations Support of Xerox Corporation from April 1997 to July 1998. From 1995 to 1997 she was president, Engineering Systems of Xerox Corporation and from 1992 to 1994 was president, Office Document Products of Xerox Corporation. She is a director of Frontier Corporation, Quaker Chemical Corporation, Reynolds Metals Company, and Teleflex Corporation.

         Mr. Callander is executive-in-residence at the Business School of Columbia University. He was president of Chemical Bank and Chemical Banking Corporation from August 1990 to June 1992. He is a director of Barnes Group, Inc., Omnicom Group Inc., Scudder Global High Income Fund, Scudder New Asia Fund, and The Korea Fund Inc.


         Mr. Davenport has been the chairman of Sheridan Broadcasting Corporation since 1972.

         Mr. Driscoll was a partner in the Philadelphia law firm of Ballard, Spahr, Andrews & Ingersoll from January 1984 until December 1990.

         Mr. Fromstein has been chairman, president and chief executive officer of Manpower Inc. since March 1976. He is a director of Manpower Inc.

         Mr. Jordan was the chairman and chief executive officer of Consolidated Rail Corporation from 1975 to 1981 and served as the president of The American College from 1982 until 1987.

         Former Governor Kean was the Governor of the State of New Jersey from 1982 until 1990. He has been the president of Drew University since 1990. He is a director of Amerada Hess Corporation, Bell Atlantic Corporation, Fiduciary Trust Company International and United Health Care Corporation.

         Mr. Preston is the chairman and a director of Avon Products, Inc., and has been chairman since 1989. He was also president and chief executive officer of Avon Products, Inc. from September 1988 until June 1998. He is a director of Reader's Digest Association and Venator Group, Inc.

Executive Compensation

         The following table sets forth information with respect to the compensation of the named executive officers for services in all capacities to the Company in the years indicated.


                                                                                    Stock          All
                                              Fiscal      Annual Compensation      Options        Other
Name and Current Principal Position            Year       Salary       Bonus     Granted(#)(1)   Comp(2)
-----------------------------------            ----       ------       -----     -------------   -------
Joseph Neubauer                                1998      $948,000      $[ ]                  0      $13,500
Chairman and Chief Executive Officer           1997      $900,000    $800,000                0       $6,000
                                               1996      $850,000    $700,000                0      $14,500
James E. Ksansnak                              1998      $399,000      $[ ]                  0       $6,500
Vice Chairman                                  1997      $368,000    $325,000                0       $6,000
                                               1996      $354,000    $300,000                0       $6,000
William Leonard                                1998      $500,000      $[ ]                  0       $6,500
President and Chief Operating Officer          1997      $437,500    $400,000          240,000       $6,000
                                               1996      $385,000    $275,000                0       $6,000
Martin W. Spector                              1998      $359,500      $[ ]                  0       $6,500
Executive Vice President,                      1997      $345,000    $200,000                0       $6,000
   General Counsel and Secretary               1996      $337,000    $200,000                0       $6,000
L. Frederick Sutherland                        1998      $364,000      $[ ]                  0       $6,500
Executive Vice President and                   1997      $347,000    $200,000          150,000       $6,000
   Chief Financial Officer                     1996      $314,000    $240,000                0       $6,000

------------------------

(1) Adjusted for stock split effected in the form of a stock dividend effective September 1, 1998.
(2) Other compensation includes employer contributions to the Stock Unit Retirement Plan, plus for fiscal 1998 and 1996, the value of interest foregone and not recaptured by the Company relating to payment of premiums for split dollar life insurance.


Stock Purchase Opportunities


         ARAMARK granted more than [9,650,000] stock purchase opportunities to more than [1,750] employees in fiscal 1998 (adjusted for the stock split effected in the form of a stock dividend effective September 1, 1998). None were granted to the named executive officers.


         The following table sets forth information with respect to the named executive officers concerning the exercise of options in fiscal 1998 and the unexercised options held as of October 2, 1998.

                 Aggregate Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                        (Stock Purchase Opportunities)(1)


                                                             Number of Options Held      Current Value of Options Held 3)
                                 Shares                    ---------------------------   --------------------------------
                               Acquired on      Value       Currently     Not Currently    Currently     Not Currently
            Name                Exercise     Realized (2)  Exercisable    Exercisable     Exercisable     Exercisable
            ----                --------     ------------  -----------    -----------     -----------     -----------
Joseph Neubauer                     900,000     $3,420,000           0        600,000               $0        $4,050,000
James E. Ksansnak                    63,000       $239,400           0         42,000               $0          $283,500
William Leonard                     259,860       $926,660           0        346,500               $0        $2,064,525
Martin W. Spector                         0             $0           0         30,000               $0          $202,500
L. Frederick Sutherland              58,500       $239,130           0        448,500               $0        $2,963,205

--------------------

(1) Adjusted for stock split effected in the form of a stock dividend effective September 1, 1998.
(2) Value realized refers to the appraisal price of the underlying shares at the time the option was exercised minus the exercise price of the option.
(3) Options currently exercisable and current values of options are determined as of October 2, 1998. Current value of an option refers to the appraisal price of the underlying shares minus the exercise price of the option.

         The following graph compares the five year cumulative return of Class B Common Stock (measured by the appraisal price) to the Standard & Poor's 500 Stock Index and the Dow Jones Consumer Non-Cyclical Index.

                  Five Year Cumulative Total Shareholder Return


                                [OBJECT OMITTED]

         Cumulative total return is stated as a percentage of the base year
(1993) stock price. Cumulative total return in a given year equals (i) the cumulative amount of dividends paid since the base year, assuming dividend reinvestment, plus the year-end stock price, (ii) divided by the base year stock price.


                                                            Dow Jones
                                                             Consumer
    Fiscal Year          ARAMARK            S&P 500        Non-Cyclical
    -----------          -------            -------        ------------
       1993               100.00             100.00           100.00
       1994               118.28             103.45           118.29
       1995               133.80             133.61           160.51
       1996               155.16             160.57           208.46
       1997               192.48             224.08           279.42
       1998               330.85             245.56           325.89

The ARAMARK Ownership Program


         The ARAMARK Ownership Program is designed to provide an opportunity for selected management employees of the Company and its subsidiaries to acquire an ownership interest in the Company and thereby give them a more direct continuing interest in the future success of the Company's business. Under the Ownership Program, direct ownership in the Company has increased from 62 original management investors in December 1984 to more than 2,000 management investors owning more than 70% of the equity. At October 2, 1998, management employees and directors held stock purchase opportunities and options for [24,701,205] shares.


         The Company's senior management believes that management ownership has significantly contributed to the Company's success, and intends to continue to use the ARAMARK Ownership Program to expand both the number of management investors and their percentage ownership.

         Through installment stock purchase opportunities and expanded ownership purchase opportunities, the Company has granted management employees an opportunity to invest in, or increase their investment in, the Company.

         The purchase price for shares subject to either installment stock purchase opportunities (ISPOs) or expanded ownership purchase opportunities (EXPOs) is the Appraisal Price of the shares (based upon the most recent available independent appraisal) on the date of the grant. Shares issued pursuant to the exercise of purchase opportunities are subject to the Stockholders' Agreement. Generally, purchase opportunities are not transferable, and each purchase opportunity is exercisable only by the employee to whom it is granted.

         Each installment stock purchase opportunity has an installment schedule that limits the number of shares of common stock that may be purchased during each annual installment exercise period. Unless the first installment is exercised by its expiration date for a minimum number of shares, the entire installment purchase opportunity is canceled. Thereafter, subsequent annual installments may be exercised (subject to exercise of a minimum number of shares) for up to the maximum number of shares specified in the certificate for that installment. Any portion of an annual installment not exercised by the appropriate expiration date is canceled. Each installment stock purchase opportunity is exercisable only while an employee of the Company or a subsidiary. The Company also grants cumulative ISPOs which are similar to regular ISPOs except that if a portion of an annual installment is not exercised during the corresponding exercise period, then it is not canceled but rather may be exercised during any subsequent exercise period.

         Each expanded ownership purchase opportunity provides that once vested, the entire opportunity or a portion (in 100 share increments) may be exercised during any of the specified annual exercise periods. Upon termination of employment, an employee can exercise his or her expanded ownership purchase opportunity if it is vested, within three months after termination (but not beyond its expiration date). If it is not vested as such time, the entire grant is canceled.


         In connection with the exercise of installment purchase opportunities and non-qualified stock options, the Company has adopted a deferred payment program whereby a portion of the purchase price for certain installments may be deferred at the election of the employee for approximately six years. The deferred payment obligation is a full recourse obligation of the individual, accrues interest and is secured by a pledge of the shares of common stock purchased. The interest rate for deferred payment obligations incurred in the current exercise period has been set at [8.0]%. More than [400] employees (including executive officers) are currently participating in the program. At fiscal year end, the amount of the deferred payment obligations of Messrs. Neubauer, Ksansnak, Leonard, Spector and Sutherland were $[5,423,000], $[1,105,000], $[2,292,000], $[812,000], and $[742,000], respectively.


Certain Relationships and Related Transactions


         During fiscal 1998, the Company repurchased from four executive officers and two directors (or their estates) 822,199 shares of Class B Common Stock (adjusted for the stock split effected in the form of a stock dividend effective September 1, 1998) at an average price per share of $10.04. The Company also repurchased from one director 816 shares of Class A Common Stock (after adjustment for the stock split) in the Company's tender offer at a price of $16.67 per share. The Company anticipates that it will continue to repurchase shares held by officers and directors, through the Company's internal market, and following their termination of employment or cessation as a director.

         The Company, the members of management who are equity investors in the Company and certain other investors (collectively, Restricted Investors) are parties to the Stockholders' Agreement. Restricted Investors are subject to certain restrictions on transfer, with the Company having certain rights of first offer in the event of any sales or dispositions by Restricted Investors or their estates. In addition, upon death, complete disability or normal retirement of management investors or upon death or complete disability of other individual Restricted Investors, such persons or their estates may cause the Company to repurchase for cash up to 30% of their shares at the then current Appraisal Price but only to the extent such repurchase by the Company is permitted under the Company's credit agreement. Such repurchased shares may be resold to others, including replacement personnel. In addition, it is contemplated that shares which may be issued pursuant to exercise of employee stock options and stock purchase opportunities would also be subject to the Stockholders' Agreement.

         Metropolitan Life Insurance Co. holds a 6.79% promissory note that was issued by a subsidiary of the Company and is guaranteed by the Company. The outstanding principal amount of the note is $125 million, payable in $25 million annual installments beginning January 1999, with a final maturity of January 2003.

Employment Agreements and Change of Control Arrangements


         The Company has employment agreements or arrangements with all of its officers, under which they are currently being paid annual salaries ranging up to $[950,000]. Generally, these are for indeterminate periods terminable by either party upon notice ranging from eight weeks to six months. Mr. Neubauer's agreement currently provides for services to February 2001 (with automatic renewals for successive three year terms unless terminated) at a current annual base salary of $[950,000] and for fully vested supplemental benefits upon his death of 25% of his highest base salary payable to his surviving spouse, if any, annually for life or upon his retirement, disability or termination for any other reason of 50% of his highest base salary payable to him annually for life. Upon termination by the Company without cause, Mr. Neubauer's management incentive bonus shall be prorated through the time of termination; his base salary at time of termination shall continue for a period of three years after termination; and his supplemental benefits shall commence at the end of such three year period.


         The Company has a split dollar life insurance agreement with Mr. Neubauer. The agreement relates to life insurance policies owned by a trust created by Mr. Neubauer. Pursuant to the agreement, the Company pays a substantial portion of the premiums on the policies, such amounts to be repaid from the proceeds of the policies upon their termination. The current amount thus outstanding is $1,273,000. The Company foregoes charging interest in each fiscal year on such amount. However, the foregone interest is at least partially recaptured by the Company by reducing the amount of the interest which would otherwise accrue on Mr. Neubauer's deferred compensation. The Company holds a security interest in the policies to secure the repayment of the premium amount paid by the Company. The arrangement terminates upon the termination of Mr. Neubauer's employment (other than by reason of his retirement).

         Messrs. Ksansnak, Leonard, Spector, and Sutherland have current annual base salaries of $[400,000], $[500,000], $[360,000], and $[365,000],
respectively. Several agreements provide for the deferral of a part of prior salary and bonus payments with interest, currently at the Moody's long-term bond index rate, usually payable in equal monthly installments beginning upon retirement, permanent disability, death or termination of employment.

         The Company currently has a severance pay policy, pursuant to which severance payments are made to executive officers and certain other key employees on the basis of continuous service, generally equal to between 3 and 18 months of pay if their employment is terminated for reasons other than cause plus the continuation of certain other benefits during the period of such payment.

Compensation of Directors

         Directors who are employees of the Company are not paid directors' fees. Directors who are not employees receive an annual retainer of $30,000 for serving on the Board, $3,000 for services as chairman of a Board committee and $1,000 for otherwise serving on a committee, and they receive meeting fees of $1,000 per day for attendance at meetings of the Board, and for each committee meeting.

Committee Report on Executive Compensation

         The Company's compensation programs are designed to support the Company's overall commitment to continued growth and quality services to customers. The programs are intended, among other things, to enable the Company to recruit and retain the best performers, to provide compensation levels consistent with the level of contribution and degree of accountability, to use performance measures consistent with the Company's goals, to provide compensation consistent with competitive market rates, and to include a significant portion of incentive compensation.


         Salary. Salary levels for all salaried employees are generally reviewed annually. Guideline increases are established generally based upon overall financial performance of the Company, the current rate of inflation and general compensation levels in the industries in which the Company operates. For increases effective at the beginning of fiscal 1998, the guideline increase for executive officers, including the five named individuals, was 4.0%. The specific salary increases for each individual executive officer is based upon a review of his or her individual performance and development. In the case of Mr. Neubauer, the review is conducted independently by the Human Resources, Compensation and Public Affairs Committee without any officers present, subject to final review and approval by the Board; for all other executive officers, the individual's supervisor and more senior executives, along with the corporate human resources department, conduct the review and make a recommendation to the Committee. Mr. Neubauer's salary was increased by 5.6% at the beginning of fiscal 1998 and ___% at the beginning of calendar 1999.

         Bonus. Senior executive officers participate in the Company's management incentive bonus program. Bonuses are awarded annually based in part upon the attainment of predetermined financial goals and in part upon the attainment of individual objectives. Generally, non-financial objectives represent 30% of the bonus potential and are established by the supervisor of the executive. Financial goals generally represent 70% of the bonus potential. An employee's bonus potential generally varies, as a percentage of total cash compensation, dependent upon the level of responsibility of the employee's position. The measures of financial performance used are for the business unit which is either under the managerial direction of the participant or, if a staff executive, is the unit on which the participant impacts most frequently and significantly. In the case of Mr. Neubauer, the Committee awards a bonus pursuant to the CEO Annual Performance Bonus Arrangement (the Arrangement). Pursuant to the Arrangement, the Committee selected Revenue and Net Income as the financial performance measures and set goals for each measure. The attainment of the performance goals set by the Committee was adjusted for ________________________ during fiscal 1998. Mr. Neubauer was awarded __% of his maximum bonus potential for fiscal 1998.


         Performance measures. The Company uses various financial measures to evaluate the performance of the Company and its business units, with the specific measures in some cases varying depending upon the line of business involved. Generally, the measures used are Revenue Growth, EBIT, RONA and, in addition, for overall corporate performance Net Income and ATROI. EBIT is Earnings Before Interest and Taxes. RONA is Return on Net Assets. ATROI is After Tax Return on Investment. Targets for each of these performance measures are established annually in the Company's business plan, which is approved at the beginning of the fiscal year by the Board. The Company is currently reviewing the appropriateness of the financial measures it uses to evaluate performance.


         Stock Purchase Opportunities. The Human Resources, Compensation and Public Affairs Committee believes that management ownership contributes to the Company's success, and supports senior management's goal of expanding both the number of management investors and their percentage ownership. The Human Resources, Compensation and Public Affairs Committee, accordingly, grants stock purchase opportunities to selected management employees. In addition, the Human Resources, Compensation and Public Affairs Committee oversees the Company's expanded ownership program, to further expand the number of management owners. The terms of the installment stock purchase opportunities and the expanded ownership opportunities are generally described under "--The ARAMARK Ownership Program." Individual grants are generally made by the Human Resources, Compensation and Public Affairs Committee in connection with hires, promotions and other recognition of performance. The amount of a grant generally varies depending upon the level of responsibility of the employee's position, the number of purchase opportunities previously granted, and the number of shares owned. The individual's supervisor and other senior executives, along with the corporate human resources department, make recommendations to the Human Resources, Compensation and Public Affairs Committee. The Company has in the past also made broad-based grants to management employees.

     Members of the Human Resources, Compensation and Public Affairs Committee:

         Robert J. Callander, Chair                      Ronald R. Davenport
              James E. Preston                      The Honorable Thomas H. Kean
           Mitchell S. Fromstein

Security Ownership of Certain Beneficial Owners and Management


         The following table presents certain information as of [December 23, 1998] with respect to shares of the Common Stock of the Company beneficially owned by each person known to the Company to be the beneficial owner of more than 5% of either class of the Common Stock, by each director and by each named executive officer.


                                                   Class B Common Stock              Class A Common Stock
                                               ------------------------------    ------------------------------
                                                  Number of     Percent of          Number of     Percent of
                                                 Shares (3)     Outstanding          Shares       Outstanding
                                                 ----------     -----------          ------       -----------
Trustees for various ARAMARK
  employee benefit plans (1)(2)                              0             *        1,575,849         62.6%
Metropolitan Life Insurance Co.                              0             *          337,899         13.4%
Joseph Neubauer                                     16,569,258         26.3%                0             *
James E. Ksansnak                                    2,188,871          3.5%                0             *
Patricia C. Barron                                      11,103             *                0             *
Robert J. Callander                                    332,970             *                0             *
Ronald R. Davenport                                     72,000             *                0             *
Lee F. Driscoll, Jr.                                    50,025             *                0             *
Mitchell S. Fromstein                                  381,891             *                0             *
Edward G. Jordan                                       333,000             *                0             *
Thomas H. Kean                                         283,800             *                0             *
James E. Preston                                       336,000             *                0             *
William Leonard                                      2,016,261          3.2%                0             *
Martin W. Spector                                    2,634,636          4.2%                0             *
L. Frederick Sutherland                              1,420,656          2.3%                0             *
All directors and executive
  officers as a group (22 persons)                  28,864,094         45.9%                0             *
All employees **, directors and
  employee benefit plans as a group                 63,037,642        100.0%        1,575,849         62.6%

-------------------
(1) The address of this stockholder is ARAMARK Corporation, ARAMARK Tower, 1101 Market Street, Philadelphia, PA 19107.
(2)  The trustees are James E. Ksansnak, Brian Mulvaney, Martin W. Spector and
     L. Frederick Sutherland.
(3) Includes shares issuable upon the exercise of currently exercisable stock purchase opportunities and options.
 *   Less than 1%.
**   Includes children and other transferees for estate planning purposes.

Relationship with Independent Public Accountants

         The Board of Directors is expected to reappoint the firm of Arthur Andersen LLP as independent auditors for the Company for the 1999 fiscal year. A representative of Arthur Andersen LLP is expected to be present at the annual meeting and will be offered the opportunity to make a statement if desiring to do so and will be available to respond to appropriate questions.

Financial Statements

         A copy of the Company's annual report on Form 10-K for the fiscal year ended October 2, 1998 (annual report) has been delivered to stockholders. Stockholders are referred to the annual report for financial and other information about the Company. The consolidated financial statements and the management's discussion and analysis of results of operation and financial condition contained in the annual report are incorporated by reference into this proxy statement.

Cautionary Statement Regarding Forward-Looking Statements

         Certain statements made in this proxy statement or made in the portions of the annual report incorporated by reference into this proxy statement are forward-looking statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed in the management's discussion and analysis of results of operations and financial condition contained in the annual report.

Proxy Solicitation

         Proxies will be solicited by mail. Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services.
The entire cost of solicitation will be borne by the Company.

Discretionary Authority

         Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxy agents will have the right to vote the shares represented by proxy cards on such matters in accordance with their discretion.

Stockholder Proposals

         Stockholders may submit proposals on matters appropriate for stockholder action at future annual meetings of the Company in accordance with regulations adopted by the Securities and Exchange Commission. Such proposals must be received by the Company no later than September 7, 1999 to be considered for inclusion in the Company's proxy statement and form of proxy for next year's annual meeting. Such proposals, as well as nominations of persons for election to the Board of Directors, must be received by the Company no later than November 21, 1999 to be eligible for presentation for stockholder action at next year's annual meeting. Proposals should be directed to the attention of the Corporate Secretary.

                                                                      Annex A
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF

                               ARAMARK CORPORATION

                  (Originally Incorporated on September 7, 1984
                     under the name "ARA Acquiring Company")


         FIRST:  The name of the Corporation is ARAMARK CORPORATION.

         SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 185,000,000 shares, consisting of (i) 10,000,000 shares of Series Preferred Stock, $1.00 par value per share (the "Series Preferred Stock"), and (ii) 25,000,000 shares of Common Stock, Class A, $.01 par value per share (the "Class A Common Stock"), and (iii) 150,000,000 shares of Common Stock, Class B, $.01 par value per share (the "Class B Common Stock"). The Class A Common Stock and the Class B Common Stock are referred to collectively as the "Common Stock".

         The Board of Directors shall have the full authority permitted by law to fix full or limited, or no voting power, and such other designations, powers, preferences, and relative, participating, optional, special or other rights (including, as examples and not as a limitation, multiple voting powers and conversion rights), and qualifications, limitations or restrictions of any series of the class of Series Preferred Stock that may be desired.

         A statement of the designations, powers, preferences, and rights of each class and series of stock, and the qualifications, limitations and restrictions in respect thereof, is as follows:

         4A. Common Stock

         [A statement of the designations, powers, preferences, and rights of the Common Stock, and the qualifications, limitations and restrictions in respect thereof, is as follows:]

                  1. Classes.

                  The Common Stock shall be divided into two classes, the Class A Common Stock and the Class B Common Stock. [The Common Stock shall be issuable only in whole shares.] The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations and restrictions thereon, shall be in all respects identical, except as otherwise provided in this Part 4A.


Bracketted material omitted.

                  2. Dividends. Subject to any provision in this Article FOURTH with respect to any stock of the Corporation to the contrary, out of the assets of the Corporation which are by law available for the payment of dividends, dividends and other distributions may be, but shall not be required to be, declared and paid upon shares of Common Stock, and the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive the same dividends and other distributions, ratably with the holder of one share of Class A Common Stock entitled to receive ten times what the holder of one share of Class B Common Stock is entitled to receive; provided, however, that in the case of dividends or other distributions payable in Common Stock, only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock and only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock, and any such distribution shall be made ratably, with the holder of one share of Class A Common Stock entitled to receive the same number of shares of Class A Common Stock as the number of shares of Class B Common Stock the holder of one share of Class B Common Stock shall be entitled to receive; and provided further, that the Board of Directors may declare and pay dividends and other distributions with respect to the Class A Common Stock without declaring or paying any dividend or other distribution with respect to the Class B Common Stock.

                  3. Voting Rights.


                     (a) Subject to the special voting rights of the holders of any other stock of the Corporation, the Common Stock (and any other stock of the Corporation which may be entitled to vote with the holders of Common Stock), voting as a single class except where the Class A Common Stock and the Class B Common Stock (and such other stock) are required by law to vote as separate classes or series on a particular matter, shall possess all of the voting power of the Corporation with respect to the election of directors and for all other purposes.


                     (b) Each share of Common Stock, whether Class A Common Stock or Class B Common Stock, shall be entitled to one vote on all matters submitted to a vote of the Corporation's stockholders.

                  4. Liquidation. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after provision for the payment of creditors and after provision shall be made for holders of all shares of stock of the Corporation having a preference upon liquidation, dissolution or winding up, the remaining assets of the Corporation shall be distributed among the holders of Common Stock, ratably, with the holder of one share of Class A Common Stock entitled to receive ten times what the holder of one share of Class B Common Stock is entitled to receive, and, to the extent provided in this Article FOURTH, the holders of any other stock of the Corporation which may be entitled to share in such distribution.

                  5. Conversion of Class B Common Stock.

                     (a) Optional Conversion. Each share of Class B Common Stock may at any time, but only with the prior approval of the Board of Directors, be converted at the election of the holder thereof into one-tenth of a fully paid and nonassessable share of Class A Common Stock. Subject to the terms of any such approval, the holder of shares of Class B Common Stock may elect to convert any or all of such shares at one time or at various times in such holder's


Bracketted material omitted.

discretion. Such right shall be exercised by delivering a written notice of the election by the holder thereof to convert, in form satisfactory to the agent for the registration of transfer of shares of Class B Common Stock and to the Corporation, accompanied by any certificates representing the shares of Class B Common Stock to be converted [the surrender of the certificate representing each share of Class B Common Stock to be converted to the agent for the registration of transfer of shares of Class B Common Stock at its office, or to the Corporation at its principal executive offices, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the transfer agent or by the Corporation) by instruments of transfer, in form satisfactory to the transfer agent and to the Corporation, duly executed by such holder or the holder's duly authorized attorney.]


                           [(b) If a holder of Class B Common Stock ceases to be
either a director or full-time employee of the Corporation or any of its Subsidiaries (a "Management Investor") or a Permitted Transferee of a person who is then a Management Investor, then each share of Class B Common Stock held by such holder shall thereupon be converted into one-tenth of a share of Class A Common Stock effective immediately. No share of Class B Common Stock may be issued other than to a Management Investor or a person who would be a Permitted Transferee of a Management Investor, and any such share issued to any other person shall ipso facto be converted into one-tenth of a share of Class A Common Stock effective at the time of the purported issuance.]

                           (b) Mandatory Conversion. At any time when the Board
of Directors authorizes and directs the conversion of all the Class B Common Stock into Class A Common Stock, then, at the time designated by the Board for the occurrence of such event, each outstanding share of Class B Common Stock shall be converted into one-tenth of a share of Class A Common Stock and no further shares of Class B Common Stock may be issued thereafter.

                           (c) Manner of Conversion. In the event of any such
conversion pursuant to paragraph (a) or (b)-, any [the] certificate or certificates representing shares of Class B Common Stock [held by such holder] so converted shall thereupon and thereafter be deemed to represent the number of shares of Class A Common Stock issuable upon such conversion: [whole shares of Class A Common Stock issuable upon such conversion and the right to receive cash in lieu of fractional shares pursuant to paragraph (f) hereof. Upon the surrender of any such certificate to the agent for the registration of transfer of shares of Class B Common Stock at its office, or to the Corporation at its principal executive offices, such certificate shall be cancelled and a certificate for the number of whole shares of Class A Common Stock to which he shall be entitled, together with a cash adjustment for any fraction of a share if not evenly convertible pursuant to paragraph (f) hereof, shall be issued and delivered to the holder thereof as hereinafter provided.]


Bracketted material omitted.

                           [(e) The issuance of a certificate for shares of
Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting issuance thereof shall pay to the transfer agent or to the Corporation the amount of any tax which may be payable in respect of any such transfer, or shall establish to the satisfaction of the transfer agent or of the Corporation that such tax has been paid. As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock and the payment of any tax as herein before provided, the Corporation will deliver or cause to be delivered at the office of the transfer agent to, or upon the written order of, the holder of such certificate, a certificate or certificates representing the number of whole shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct together with a cash adjustment for any fraction of a share as provided pursuant to paragraph (f) hereof, if not evenly convertible. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock (if on such date the transfer books of the Corporation shall be closed, then immediately prior to the close of business on the first date thereafter that said books shall be open) or, in the case of a conversion under paragraph (b) or (c) of this Section, immediately upon the event giving rise to the conversion, andthe person or persons in whose name or names the certificate representing shares of Class A Common Stock are to be issued] all rights of such holder arising from ownership of shares of Class B Common Stock shall cease at such time, and such holder shall be treated for all purposes as having become the record holder of such shares of Class A Common Stock at such time and shall have and may exercise all the rights and powers appertaining thereto. No adjustments in respect of any past dividends and other distributions shall be made upon the conversion of any share of Class B Common Stock; [provided, however, that if any share of Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, the registered holder of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable to holders of Class B Common Stock.] The Corporation shall at all times reserve and keep available, solely for the purpose of issue upon conversion of outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as may be issuable upon the conversion of all such outstanding shares of Class B Common Stock, [provided that the Corporation may deliver shares of Class A Common Stock held in the treasury of the Corporation.]

                           [(f) No fractions of shares of Class A Common Stock
are to be issued upon conversion, but in lieu thereof the Corporation will pay therefor in cash, a sum equal to the number of shares of Class B Common Stock not evenly convertible multiplied by the per share fair market value of the Class B Common Stock, as determined by an Appraiser according to the most recent existing appraisal; provided, however, that such appraisal shall be as of a date not more than six months prior to its use hereunder. Stock.]

         4B. Series D Stock

                  1. Designation. There shall be a series of Series Preferred Stock which shall consist of 20,000 shares and shall be designated as Adjustable Rate Callable Nontransferable Series D Preferred Stock (the "Series D Stock"). The number of authorized shares of Series D Stock may be increased by resolution of the Board of Directors.

                  2. Rank.

                     (a) Rank of Series D Stock. To the extent and in the manner provided in this Part 4B, the Series D Stock shall, with respect to dividend rights and rights on liquidation, rank (i) junior to or on parity with, as the case may be, any other stock of the Corporation, the terms of which shall specifically provide that such stock shall rank senior to, or on parity with, as the case may be, the Series D Stock with respect to dividend rights or rights on liquidation or both, and (iii) senior to any other stock of the Corporation.


Bracketted material omitted.

                     (b) Certain Definitions. The following terms as used in this Part 4B shall be deemed to have the meanings set forth in this section.


                         (1) The term "Participating Stock" shall mean the
Common Stock and any other stock of the Corporation of any class which has the right to participate in [dividends and distributions] the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage.


                         (2) The term "Parity Stock" with respect to Series D
Stock shall mean the Series D Stock and all other stock of the Corporation ranking equally therewith as to the payment of dividends or the distribution of assets upon liquidation. The term "Dividend Parity Stock" with respect to Series D Stock shall mean the Series D Stock and all other stock of the Corporation ranking equally therewith as to the payment of dividends. The term "Liquidation Parity Stock" with respect to Series D Stock shall mean the Series D Stock and all other stock of the Corporation ranking equally therewith as to distribution of assets upon liquidation.

                         (3) The term "Junior Stock" with respect to Series D
Stock shall mean the Participating Stock and all other stock of the Corporation ranking junior thereto as to the payment of dividends and the distribution of assets upon liquidation. The term "Dividend Junior Stock" with respect to Series D Stock shall mean the Participating Stock and all other stock of the Corporation ranking junior thereto as to the payment of dividends. The term "Liquidation Junior Stock" with respect to Series D Stock shall mean the Participating Stock and all other stock of the Corporation ranking junior thereto as to distribution of assets upon liquidation.

                         (4) The term "Senior Stock" with respect to Series D
Stock shall mean all stock of the Corporation ranking senior thereto as to the payment of dividends or distribution of assets upon liquidation.

                  3. Dividends.

                     (a) Cumulative Dividends. The holders of record of Series D Stock shall be entitled to receive, as and if declared by the Board of Directors, cumulative cash dividends thereon at the per annum rate per share equal to the Established Dividend Rate (as defined in paragraph (c)), and no more, but only out of funds legally available for the payment of such distributions under the General Corporation Law of the State of Delaware. Dividends on the Series D Stock shall not be payable unless and until declared by the Board of Directors. Dividends shall accrue from the date of original issuance. Accumulations of dividends shall not bear interest.

                     (b) Limitations Upon Dividend Arrearage. Unless dividends that have been declared and are payable upon the Series D Stock have been paid, no dividend or other distribution (except in Junior Stock) shall be declared or paid on Dividend Junior Stock and no amount shall be set aside for or applied to the redemption, purchase or other acquisition of (i) any Dividend Junior Stock or Liquidation Junior Stock other than by exchange therefor of Junior Stock or out of the proceeds of a substantially concurrent sale of shares of Junior Stock or (ii) any Parity Stock except in accordance with a purchase or exchange offer made simultaneously by the Corporation to all holders of record of Parity Stock which, considering the annual dividend rates and the other relative rights and preferences of such shares, in the opinion of the Board of Directors (whose determination shall be conclusive), will result in fair and equitable treatment among all such shares.


Bracketted material omitted.

                     (c) The "Established Dividend Rate" shall initially be $25.00, and shall be reset as provided in this paragraph. On each December 16, beginning December 16, 1998 and continuing so long as any shares of Series D Stock shall be outstanding, the Established Dividend Rate shall be reset at a rate equal to $1,000 multiplied by 50% of the One Year Treasury Rate that shall have been in effect at the close of business on the December 1 next preceding (or if such December 1 shall not have been a business day, the business day next preceding such December 1), rounded up to the nearest $1.00; provided, however, that the Established Dividend Rate shall in no event be greater than $50.00. For purposes of the preceding sentence, the "One Year Treasury Rate" shall mean the rate for direct obligations of the United States having a constant maturity of 1-year, as published in H.15(519) under the heading "Treasury Constant Maturities", or, if not so published by such December 16, such rate as determined in good faith by the Corporation, which determination absent manifest error shall be conclusive. The Corporation shall file with the duly appointed transfer agent for the Series D Stock a certificate stating the new Established Dividend Rate determined as provided in this paragraph and showing the computation thereof, and will cause a notice stating the new Established Dividend Rate and the computation thereof to be mailed to the holders of shares of Series D Stock.

                  4. Liquidation Rights.

                     (a) Liquidation Value. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series D Stock shall be entitled to receive from the assets of the Corporation, payment in cash, of $1,000 per share, plus a further amount equal to unpaid cumulative dividends on Series D Stock accrued to the date when such payments shall be made available to the holders thereof, and no more, before any amount shall be paid or set aside for, or any distribution of assets shall be made to the holders of Liquidation Junior Stock. If, upon such liquidation, dissolution or winding up, the amounts available for distribution to the holders of all Liquidation Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such amounts shall be paid ratably among the shares of Liquidation Parity Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto if paid in full.

                     (b) Actions Not Considered Liquidation. None of the following shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this section: (1) a consolidation or merger of the Corporation with or into any other corporation; (2) a merger of any other corporation into the Corporation; (3) a reorganization of the Corporation; (4) the purchase or redemption of all or part of the outstanding shares of any class or classes of the Corporation; (5) a sale or transfer of all or any part of the assets of the Corporation; or (6) a share exchange to which the Corporation is a party.

                  5. Redemption.


                     (a) Optional Redemption. The Series D Stock may be called for redemption and redeemed [out of funds legally available therefor] at the option of the Corporation by resolution of the Board of Directors, in whole at any time or in part at any time or from time to time upon the notice hereinafter provided for in paragraph (c), by the payment therefor of the redemption price per share of $1,000 plus an amount equal to the accrued and unpaid cumulative dividends thereon to the date fixed by the Board of Directors as the redemption date. In addition, the Corporation may so call for redemption at any time all, but not less than all, of the shares of Series D Stock held by any person.



Bracketted material omitted.

                     (b) No Mandatory Redemption. There is no mandatory sinking fund for, or other required redemption of, the Series D Stock.

                     (c) Manner of Redemption.

                         (1) If less than all of the outstanding shares of
Series D Stock shall be called for redemption (and such redemption is not pursuant to the second sentence of paragraph (a)), the particular shares to be redeemed shall be selected by lot or by such other equitable manner as may be prescribed by resolution of the Board of Directors.

                         (2) Notice of redemption of any shares of Series D
Stock shall be given by the Corporation by first-class mail, not less than 10 nor more than 60 days prior to the date fixed by the Board of Directors of the Corporation for redemption (the "redemption date"), to the holders of record of the shares to be redeemed at their respective addresses then appearing on the records of the Corporation. The notice of the redemption shall state: (1) the redemption date; (2) the redemption price; (3) if less than all outstanding shares of Series D Stock of the holder are to be redeemed, the identification of the shares of Series D Stock to be redeemed; (4) that dividends on the shares to be redeemed shall cease to accrue on the redemption date; and (5) the place or places where such shares of Series D Stock to be redeemed are to be surrendered for payment of the redemption price.

                         (3) Notice having been mailed as aforesaid, from and
after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Series D Stock so called for redemption shall cease to accrue, and from and after the redemption date or such earlier date as funds shall be set aside for payment of the redemption price (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.

                         (4) Shares of Series D Stock redeemed by the
Corporation shall be restored to the status of authorized and unissued shares of Series Preferred Stock, undesignated as to series, and, except as otherwise provided by the express terms of any outstanding series, may be reissued by the Corporation as shares of one or more series of Series Preferred Stock.


Bracketted material omitted.

                  6. Voting Rights.

                     (a) No Voting Rights Generally. Except as expressly provided to the contrary in this Part 4B or as otherwise required by law, the holders of Series D Stock shall have no right to vote at, or to participate in, any meeting of stockholders of the Corporation, or to receive any notice of such meeting.

                     (b) Rights Upon Dividend Arrearage.

                         (1) In the event dividends that have been declared and
are payable upon the Series D Stock shall be in arrears, the number of directors constituting the full board shall be increased by two, and the holders of the Series D Stock voting noncumulatively and separately as a single series together with the holders of any other shares of Series Preferred Stock having the right to elect directors as a series under circumstances when dividends are in arrears, shall be entitled to elect two members of the Board of Directors of the Corporation at the next annual meeting of stockholders of the Corporation or at a special meeting called as hereinafter provided in this section. Such voting rights of the holders of Series D Stock shall continue until all declared and unpaid dividends thereon shall have been paid in full, whereupon such special voting rights of the holders of Series D Stock shall cease (and the respective terms of the two additional directors shall thereupon expire and the number of directors constituting the full board shall be decreased by two) subject to being again revived from time to time upon the recurrence of the conditions described in this section as giving rise thereto.

                         (2) At any time when such right of holders of Series D
Stock to elect two additional directors shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 10% of the Series D Stock then outstanding (or 10% of all Series Preferred Stock having the right to vote for such directors in case holders of shares of other series of Series Preferred Stock shall also have the right to elect directors as a class in circumstances when dividends are in arrears) shall, call a special meeting of holders of such Series D Stock (and other series of Series Preferred Stock, if applicable) for the election of directors. In the case of such a written request, such special meeting shall be held within 60 days after the delivery of such request, and, in either case, at the place and upon the notice provided by law and in the bylaws of the Corporation; except that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Corporation; provided, that the holders of Series D Stock receive notice of such meeting and their right to vote thereat.

                         (3) Whenever the number of directors of the Corporation
shall have been increased by two as provided in this section, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by the bylaws of the Corporation and without the vote of the holders of Series D Stock. No such action shall impair the right of the holders of Series D Stock to elect and to be represented by two directors as provided in this section.

                         (4) The two directors elected as provided in this
section shall serve until the next annual meeting of stockholders of the Corporation and until their respective successors shall be elected and qualified or the earlier expiration of their terms as provided in this section. No such director may be removed without the vote or consent of holders of a majority of the shares of Series D Stock (or holders of a majority of shares of Series Preferred Stock having the right to vote in the election of such director in case holders of shares of other series of Series Preferred Stock shall also have the right to elect such director as a class). If, prior to the expiration of the term of any such director, a vacancy in the office of such director shall occur, such vacancy shall, until the expiration of such term, in each case be filled by appointment made by the remaining director elected as provided in this section.


Bracketted material omitted.

                  7. Restrictions on Transfer. The shares of Series D Stock shall not be transferable (other than by will or the laws of descent), except that such shares may be transferred with the consent of the Board of Directors of the Corporation.

                  8. No Conversion Rights. The holders of shares of Series D Stock shall not have the right to convert such shares into other securities of the Corporation.

         FIFTH: Subject to the rights of holders of Series Preferred Stock to elect additional directors under certain circumstances, the Corporation shall be governed in accordance with the following provisions:

         5A. Number of Directors The Board of Directors of the Corporation shall consist of not less than nine and not more than 19 members and the Chief Executive Officer of the Corporation shall always be one of the members. The exact number of directors within such minimum and maximum shall be fixed by the Board of Directors.

         5B. Election  Directors need not be elected by written ballot.

         [SIXTH: The following terms shall have the accompanying defined meanings:]

                  [1. "Appraiser" shall mean a firm headquartered in the United States of nationally recognized standing in the business of appraisal or valuation of securities which does not own any stock of the Corporation and which has been selected by the Board of Directors to act as an independent appraiser.]

                  [2. "Permitted Transferee" shall have the meaning as defined in the Stockholders' Agreement.]

                  [3. "Stockholders' Agreement" shall mean the Amended and Restated Stockholders' Agreement dated as of December 14, 1994, by and among the Corporation and the persons named therein as the same may be amended and a copy of which is on file with the Secretary of the Corporation.]

                  [4. "Subsidiary" shall mean any corporation or other entity of which the Corporation shall, directly or indirectly, own 50% or more of the equity, as determined by the Board of Directors and any other corporation or other entity in which the Corporation shall directly or indirectly have an equity investment and which the Board of Directors shall in its sole discretion designate.]

         SIXTH [SEVENTH]: The By-Laws of the Corporation may be made, altered, amended, changed, added to or repealed by the Board of Directors of the Corporation without the assent or vote of the stockholders.


Bracketted material omitted.

         SEVENTH [EIGHTH]: Each person who was or is made a party or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or representative or in any other capacity while serving as a director, officer or representative shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if action, suit or proceeding (or part thereof) was authorized by the Board of Directors. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

         If a claim under this Article is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant unpaid may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claim, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant had not met the applicable standard of conduct.

         The rights conferred by this Article shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

         The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer or representative against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify him against such expense, liability or loss under the Delaware General Corporation Law.

         EIGHTH [NINTH]: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.


Bracketted material omitted.

         NINTH [TENTH]: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed by the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

         TENTH [ELEVENTH]: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates [but does not further amend] and also further amends the Corporation's Certificate of Incorporation, as heretofore amended and restated, having been duly adopted pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been duly executed this day of February, 1999.



                                                   ARAMARK CORPORATION


                                                   By: _______________________
                                                        Martin W. Spector
                                                        Executive Vice President


Bracketted material omitted.

                                                                     Annex B

                               ARAMARK Corporation
              Senior Executive Annual Performance Bonus Arrangement


General. This Arrangement is intended to provide for an annual performance bonus for the CEO and other designated Senior Executives upon the attainment of annual performance goals established by the Committee, which annual performance bonus will be excluded from the computation of compensation for purposes of federal income tax deductibility limitation on executive officer compensation. This Arrangement shall supersede the Management Incentive Bonus Plan, unless otherwise indicated herein.

Definitions.

         ARAMARK means ARAMARK Corporation, a Delaware corporation, and any successor.

         CEO means the Chief Executive Officer of ARAMARK or the individual or individuals acting in that capacity.

         Committee means the committee of those members of either the Human Resources, Compensation and Public Affairs Committee or such other compensation committee of the ARAMARK board of directors consisting of two or more directors as may be delegated authority to administer this Arrangement, who are outside directors within the meaning of Section 162(m).

         Participant means the CEO and the other Senior Executives designated to participate in this Arrangement.

         Section 162(m) means section 162(m) under the Internal Revenue Code of 1986, as amended, or any successor provision and the regulations promulgated thereunder.

         Senior Executive means the CEO and any other executive officer of ARAMARK or of any subsidiary of ARAMARK.

Participation. The CEO and the other Senior Executives shall be eligible to be designated as Participants in this Arrangement. This Arrangement shall apply only to the CEO and to those additional Senior Executives designated as Participants by the Committee.

Performance Measures. The annual performance goals shall be based on attainment of target levels of, or a targeted percentage increase in, one or more of the following Company or business group criteria: (1) Earnings Before Interest and Taxes ("EBIT"), (2) Return on Net Assets ("RONA"), (3) Net Income, (4) After Tax Return on Investment ("ATROI"), (5) Sales, (6) Revenues, (7) Earnings Per Share,
(8) Total Shareholder Return, (9) Return on Equity ("ROE"), (10) Return on Investment ("ROI"), (11) Total Business Return, (12) Return on Gross Investment ("ROGI"), (13) Operating Cash Flow or (14) Free Cash Flow.

Individual Maximum Amounts. The maximum annual performance bonus payable to any Participant in respect of any fiscal year under this Arrangement is the least of the following amounts: (1) $2,200,000, (2) 150% of the base salary of such Participant at the beginning of such fiscal year, and (3) such amount as may be set by the Committee at the time it establishes the annual performance goals.

Administration

         Committee. The Committee shall have the sole and exclusive authority to administer this Arrangement, including the interpretation of the terms hereof. The Committee shall be entitled to rely on information, opinions, reports and statements presented to the Committee by officers, employees and outside professionals and experts, including ARAMARK's financial statements.

         Setting of Annual Goals. The Committee shall, for each fiscal year, designate in writing the Participants, establish in writing the individual maximum amount for each Participant, and establish in writing the performance goal or goals for each Participant based on the performance measures listed above, not later than 90 days after the beginning of such fiscal year so long as, at that time, the attainment of such performance goal or goals is substantially uncertain (within the meaning of Section 162(m)). The Committee may establish different performance measures and different individual maximum amounts for each Participant.

         Adjustment for Extraordinary Items. The Committee shall increase the attainment of performance goals to offset (i) a change in accounting standards,
(ii) a significant acquisition or divestiture, (iii) a significant capital transaction, or (iv) any other unusual, nonrecurring items which are separately identified and quantified in ARAMARK's audited financial statements, so long as such accounting change is required or such transaction or nonrecurring item occurs after the goals for the fiscal year are established.

         Negative Discretion. At the time the extent of attainment of the annual performance goals is determined by the Committee, the Committee at its sole discretion may reduce, but may not increase, the amount of the annual performance bonus that would be otherwise payable to a Participant under this Arrangement. The Committee may take into consideration any and all factors relating to ARAMARK's and the Participant's performance for such fiscal year.

         Payment Only Upon Attainment. An annual performance bonus shall be paid to a Participant under this Arrangement only in accordance with the terms of this Arrangement and only upon the attainment of the annual performance goals established, adjusted and applied by the Committee for such Participant. Except as explicitly provided herein, no waiver or modification of the goals may be made. The Committee shall be the sole and exclusive arbiter of the extent, if any, to which the annual performance goals have been attained, and the amount of the annual performance bonus payable hereunder.

         Certification of Attainment. Prior to the payment of any annual performance bonus to any Participant under this Arrangement, the Committee shall certify in writing the extent to which the annual performance goals for such Participant have been attained.

Additional Terms. Unless otherwise specifically provided by this Arrangement or by the Committee or unless not permitted by Section 162(m), the administrative terms of the ARAMARK management incentive bonus plan shall apply, including by way of example terms relating to such matters as the ability to defer receipt of payment of an annual performance bonus.

Stockholder Approval. This Arrangement shall be effective, beginning for fiscal year 1999, upon its approval by the stockholders of ARAMARK.

Amendment. The Committee may, without further action by the stockholders, amend the Arrangement from time to time as it deems desirable; provided, that no such amendment may increase the employees who may receive compensation under the Arrangement, change the permitted performance measures, increase the maximum bonus payable under the Arrangement or make any other change requiring further stockholder approval under Section 162(m).

Duration and Termination. This Arrangement, unless earlier terminated, shall be effective for each of the five fiscal years 1999 through 2003. The board of directors may, in its discretion, terminate this Arrangement at any time.

                                                               PRELIMINARY DRAFT

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                               ARAMARK CORPORATION
                                   PROXY CARD
                       SOLICITED BY THE BOARD OF DIRECTORS

Joseph Neubauer, Martin W. Spector and Donald S. Morton (each with power of substitution) are hereby authorized to vote all the shares which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of ARAMARK Corporation (the "Company") to be held on [February 9, 1999] and at any adjournment, as follows:


1. Election of Directors    [ ] FOR all nominees listed below               [ ] WITHHOLD AUTHORITY to vote
                                (except as marked to the contrary below)        for all nominees listed below


                  Patricia C. Barron 01, Robert J. Callander 02, Ronald R. Davenport 03, Lee F. Driscoll, Jr. 04,
                  Mitchell S. Fromstein 05,  Edward G. Jordan 06, Thomas H. Kean 07, James E. Ksansnak 08,
                  Joseph Neubauer 09, James E. Preston 10

(To withhold authority to vote FOR, write name(s) on line:_____________________)


2. To consider and act upon a proposal to amend and restate the Certificate of Incorporation to eliminate the automatic conversion of shares of Class B Common Stock into shares of Class A Common Stock upon termination of employment.

               [ ] FOR      [ ] ABSTAIN      [ ] AGAINST

3. To consider and act upon a proposal to approve the Senior Executive Annual Performance Bonus Arrangement

               [ ] FOR      [ ] ABSTAIN      [ ] AGAINST

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before this meeting and at any adjournments thereof.


--------------------------------------------------------------------------------
            YOU MAY VOTE YOUR SHARES BY TELEPHONE, INTERNET, OR MAIL!
                     PLEASE READ THE FOLLOWING INSTRUCTIONS.
--------------------------------------------------------------------------------


1) VOTE BY PHONE. Use a touch-tone telephone 24 hours a day, 7 days a week. Call toll-free in the United States, at [1-888-111-1111] or from outside the United States at [1-11-111-1111]. Have this proxy card in hand when you call. Enter the 12-digit control number located in the red box at the top of this proxy card.

   Option 1:    To vote as the Board of Directors recommends on ALL
                proposals, press 1. Your vote will be confirmed and cast as directed and the call will end. If you wish to vote on each proposal separately, press 0.
                  .
   Option 2:    If you selected 0 to vote on each proposal separately, you will hear these instructions: Proposal 1 - To vote FOR all nominees, press 1; to WITHHOLD for all nominees, press 9; to WITHHOLD for AN INDIVIDUAL nominee, press 0 and enter the two digit number that appears on this proxy card next to the name of the nominee you DO NOT wish to vote for. Once you have completed voting for Directors, press 0.

                Proposals 2, 3 and 4 - To vote FOR, press 1; to vote AGAINST, press 9; to ABSTAIN, press 0. Your vote selection will be repeated and you will have an opportunity to confirm it.

2) VOTE ON THE INTERNET. Use the Internet 24 hours a day, 7 days a week. The address is: http://www.ARAMARKproxyvoting.com Have this proxy card in hand and follow the detailed directions at the website.

3) VOTE BY MAIL: Mark, sign and date your proxy card on the back of this card, and return it in the enclosed postage-paid envelope or, return it to [ARAMARK Corporation, Shareholder Services...]

                                                          (Continued on reverse)

[Shareholder Address Information]










                          Thank you for voting promptly


                 If you vote by phone or by using the Internet, do not complete and return your proxy by mail.


                    FOLD HERE AND RETURN IN ENVELOPE PROVIDED
--------------------------------------------------------------------------------
                             ONLY IF VOTING BY MAIL


IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED FOR ITEMS 1-3 AND AT THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Any proxy or proxies previously given for the meeting are revoked.



                                                 Dated:_________________________



--------------------------------------------     -------------------------------
(Signature)                                      (Signature if held jointly)


Please sign exactly as the name appears hereon. If shares are held as joint tenants, both joint tenants should sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others signing in a representative capacity should indicate the capacity in which they are signing.

                                                                          107338